Exhibit 10.13 EXECUTION VERSION

SEPARATION AGREEMENT AND
GENERAL RELEASE

                    This Separation Agreement and General Release is made and entered into as of the 11 day of June, 2006 by and among Terry A. Sutter (hereinafter referred to as the “Executive”) and COVALENCE SPECIALTY MATERIALS CORP., a Delaware corporation (“CSM”) and for purposes of Section 4 of this Agreement, COVALENCE SPECIALTY MATERIALS HOLDING CORP. (“Holdings”). Capitalized terms used and not defined herein shall have the meaning as provided in the Employment Agreement (as defined below).

WITNESSETH:

                    WHEREAS, the Executive and CSM are parties to an Employment Agreement dated as of February 16, 2006 (the “Employment Agreement”); and

                    WHEREAS, pursuant to Section 2(c)(vii) of the Employment Agreement and the Subscription Agreement by and among the Executive and Holdings, dated as of February 16, 2006 (the “Subscription Agreement”), the Executive purchased 20,880 shares of Holdings common stock and 359.998 shares of Holdings preferred stock for an aggregate purchase price of $568,797.56 on February 16, 2006 and 40,302 shares of Holdings common stock and 694.854 shares of Holdings preferred stock for an aggregate purchase price of $1,097,869.11 on February 28, 2006 (such purchased shares, the “Purchased Shares”); and

                    WHEREAS, in connection with the Executive’s entry into the Subscription Agreement and purchase of the Purchased Shares, the Executive became party to an Investor Rights Agreement with Holdings dated as of February 16, 2006 (the “Investor Rights Agreement”); and

                    WHEREAS, the Executive has agreed (i) effective as of June 12, 2006 (the “CEO Start Date”) to resign from his position as Chief Executive Officer (“CEO”) of CSM and to remain a non-officer employee of CSM through July 15, 2006 (the “Resignation Date”) and (ii) to resign all offices, directorships and similar positions with CSM, its subsidiaries and related entities (including, without limitation Holdings), including the Executive’s position as a non-officer employee of CSM, as an officer of Holdings and as a member of the Board of Directors of each of CSM and Holdings; and

                    WHEREAS, the Executive and CSM have agreed that the Executive’s termination of employment as of the Resignation Date will be treated as a termination by by the Executive for Good Reason under Section 3(d) of the Employment Agreement; and

                    WHEREAS, the parties wish to amend the Employment Agreement to reflect the foregoing and to resolve any and all outstanding issues and claims that may arise out of the Employment Agreement, the Executive’s employment by CSM, its subsidiaries and affiliates and the Executive’s termination of employment; and

                    WHEREAS, pursuant to Section 5(b) of the Investor Rights Agreement, upon a termination of the Executive’s employment for Good Reason, the Executive may cause Holdings to purchase all of his Purchased Shares (the “Put Right”) at their Fair Market Value (as defined in the Investor Rights Agreement) on the date of the Executive’s exercise of the Put Right; and

                    WHEREAS, the Executive wishes to exercise the Put Right effective as of the Resignation Date;

                     NOW, THEREFORE, in consideration of the mutual promises herein, contained, it is agreed as follows:

                    1. Resignation. Effective as of the CEO Start Date, (i) the Executive shall no longer hold the position of CEO, but shall remain employed by CSM as a non-officer employee through the Resignation Date and shall diligently and in good faith perform all duties requested of him through the Resignation Date and (ii) the Executive shall resign from any offices, directorships, similar positions and other affiliations that the Executive holds or has with CSM, Holdings and their respective subsidiaries, affiliates and related entities (the “CSM Entities”), including, without limitation, his position as an officer of Holdings and as a member of the Board of Directors of each of CSM and Holdings. Effective as of the Resignation Date, the Executive shall no longer serve as a non-officer employee of CSM. A copy of the Executive’s resignation is attached hereto as Exhibit A. Notwithstanding Sections 3(d) and (e) of the Employment Agreement regarding notice of termination of the Executive’s employment, the Date of Termination (as defined in the Employment Agreement) shall be the Resignation Date. CSM and the Executive agree that the Executive’s resignation will be treated as a termination by the Executive for Good Reason under Section 3(d) of the Employment Agreement.

                    2. Severance Payments. Subject to the Executive’s compliance with the terms of this Resignation Agreement and General Release, CSM agrees to provide the Executive with the payments and benefits set forth in Section 4(a)(ii)-(iv) of the Employment Agreement commencing upon the Second Revocation Date (as defined below), provided, that, as of the Resignation Date, the Executive executes and, prior to the Second Revocation Date does not revoke, a release substantially in the form set forth on Exhibit B annexed hereto. CSM also agrees to provide the Executive with the payments set forth in Section 4(a)(i) of the Employment Agreement on the Second Revocation Date, and to provide the Executive with 100% of the payment set forth in Section 2 of the letter agreement dated May 26, 2005 between Tyco Plastics and Adhesives and the Executive, as amended (the “Letter Agreement”) on or before August 15, 2006. The payments contemplated by Sections 4(a)(i) - (iv) of the Employment Agreement and the Letter Agreement shall be comprised of the amounts set forth on Exhibit C annexed hereto. The “Second Revocation Date” shall be the date that is seven (7) days after the date on which the Executive signs the release set forth on Exhibit B to this Separation Agreement and General Release.

                    3. Reimbursement for Business Expenses. CSM agrees to reimburse the Executive for all business expenses actually and reasonably incurred by the Executive in the performance of his duties during his employment in accordance with CSM policy and for which the Executive provides appropriate documentation.

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                    4. Put Right/Share Repurchase. Holdings hereby acknowledges that the Executive has exercised the Put Right under Section 5(b) of the Investor Rights Agreement effective as of the Resignation Date and hereby agrees to repurchase the Purchased Shares for the consideration set forth on Exhibit C hereto at the dates set forth therein.

                    5. No Other Benefits. Except as specifically set forth in this Separation Agreement and General Release, the Executive expressly acknowledges and agrees that, effective as of the Resignation Date, the Executive is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from CSM or any of the CSM Entities, and all of the Executive Options held by the Executive shall terminate as of the Resignation Date. The Executive’s Purchased Shares shall be governed by the terms of the Investor Rights Agreement.

                    6. Executive’s Release of CSM Entities. (a) In consideration for the payments set forth in paragraph 2, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”) hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue CSM or any CSM Entity or any of its or their subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Agreement arising under or relating to the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment; provided, however, that nothing in this paragraph shall be construed to limit the ability of either party to sue for any act or omission which occurs subsequent to termination of the employment relationship as it relates to the ADEA. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Agreement.

                     (b) To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of the Release set forth above.

                     (c) The Release set forth above specifically excludes any claim for vested benefits to which the Executive may be entitled under Tyco International (US) Inc.’s Retirement Savings and Investment Plan, Supplemental Savings and Retirement Plan, Deferred Compensation Plan, Supplemental Executive Retirement Plan and Employee Stock Purchase

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Plan, any benefit plan of CSM or any CSM Entity in which the Executive participates (the “CSM Plans”) or by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to, continued coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or any state insurance conversion requirements. The Executive’s entitlement to benefits under the CSM Plans shall be determined in accordance with the provisions of those Plans. The Release set forth above also specifically excludes the Executive’s indemnification as an officer and employee of CSM or any CSM Entity.

                     (d) Expressly excluded from the release provided in this paragraph is any claim or obligation under this Separation Agreement and Release.

                     (e) Executive represents that he is not aware of any facts or circumstances that would give rise, based on his actions, to any claims or lawsuits against CSM or any CSM Entity.

                     (f) The parties agree that this Agreement shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Employment Act of 1967, as amended and other laws. In addition, the parties agree that this Separation Agreement and General Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive’s execution of this Agreement) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.

                    7. Non-Disclosure. In further consideration for the payment described in paragraph 2 above, the Executive represents that he has kept the terms of this Separation Agreement and Release confidential. In addition, the existence of and terms and conditions of this Separation Agreement and General Release shall be held confidential by the Executive, except for disclosure (a) required by applicable laws, (b) to the Executive’s legal and financial advisors, each of whom shall be instructed by the Executive to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (c) to the Executive’s spouse, who shall be instructed by the Executive to maintain the terms of this Separation Agreement and General Release in strict confidence in accordance with the terms hereof, (d) required by order of a court or other body having jurisdiction over such matter, and (e) with the written consent of CSM.

                    8. Non-Disparagement. The Executive agrees to refrain from criticizing or making disparaging or derogatory comments about CSM or any of the CSM Entities and its or their officers, directors, employees and agents, or any products or services of CSM or any of the CSM Entities. Except as required by applicable law or court order, the Executive and CSM agree that (a) the press release attached as Exhibit D hereto shall be the only press release issued by the parties hereto and their respective affiliates concerning the Executive’s termination of employment and service with CSM and the CSM Entities and (b) the parties and their respective

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affiliates shall make no public statements concerning the Executive’s termination of employment and service with CSM and the CSM Entities that are inconsistent with the Press Release.

                    9. Full Force and Effect. Notwithstanding anything herein to the contrary, the Executive’s obligations under Sections 5, 6 and 7 of the Employment Agreement shall continue following the Resignation Date. As of and after the Resignation Date, Sections 5, 6, 7, 9, and 10 of the Employment Agreement shall survive in accordance with their terms, and the remainder of the Employment Agreement shall be void and of no further force and effect, except to the extent that definitions of capitalized terms are set forth therein.

                    10. Cooperation. For three years following the Resignation Date, the Executive shall reasonably cooperate with CSM and the CSM Entities without further compensation or consideration (except for reimbursement of ordinary, necessary and reasonable business expenses for legal fees, food, transportation and/or lodging, if any, incurred in fulfillment of a reasonable specific request for cooperation) in connection with business activities in which the Executive was involved or had knowledge, provided that (i) CSM and the CSM Entities in requesting such cooperation shall reasonably accommodate the Executive’s schedule so as not to interfere with his other professional commitments and (ii) such cooperation shall not occupy more than 20 hours of the Executive’s time in any month or more than 50 hours of the Executive’s time in any year. Such cooperation shall include, but not be limited to, reasonably requested sworn testimony.

                    11. ADEA Rights. The Executive acknowledges that CSM has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement. The Executive further acknowledges that he has been furnished with a copy of this Separation Agreement and General Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to signing the Separation Agreement and General Release. By executing this Separation Agreement and General Release, the Executive affirmatively states that he has had sufficient and reasonable time to review this Separation Agreement and General Release and to consult with an attorney concerning his legal rights prior to the final execution of this Agreement. The Executive further agrees that he has carefully read this Separation Agreement and General Release and fully understands its terms. The Executive understands that he may revoke this Agreement within seven (7) days after signing this Separation Agreement and General Release (the “Revocation Period”). Revocation of the Separation Agreement and General Release must be made in writing and must be received by Anthony Civale at Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 within the time period set forth above.

                    12. Counterparts. This Separation Agreement and General Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

                    13. Entire Agreement. This Separation Agreement and General Release comprises the parties’ entire agreement in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative

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of any party hereto, except as otherwise provided in this Separation Agreement and General Release and the Employment Agreement as amended hereby.

                    14. Tax Withholding. Notwithstanding any other provision of this Separation and Release Agreement, CSM may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes, FICA and such other deductions as may be required to be withheld under any applicable law or regulation.

                    15. Choice of Law. This Separation and Release Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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                    IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COVALENCE SPECIALTY MATERIALS CORP.

/s/ Marvin O. Schlanger

By: Marvin O. Schlanger
Title: Chairman

COVALENCE SPECIALTY MATERIALS HOLDING CORP.

/s/ Marvin O. Schlanger

By: Marvin O. Schlanger
Title: Chairman

/s/ Terry A. Sutter

Terry A. Sutter

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Exhibit A

June 11, 2006

Covalence Specialty Materials Holding Corp. and
Covalence Specialty Materials Corp.
7 Roszel Road
Princeton, NJ 08540

Ladies and Gentlemen:

               In accordance with the Separation Agreement and General Release dated as of June 11, 2006 between myself and Covalence Specialty Materials Company, effective on the date hereof, I hereby resign from the Board of Directors of each of Covalence Specialty Materials Holding Corp. and Covalence Specialty Materials Corp. and any of its subsidiaries (“CSM entities”). I also hereby resign as President and CEO of the CSM entities as of the date hereof.

Sincerely yours,

/s/ Terry A. Sutter

Terry A. Sutter

EXHIBIT B

GENERAL RELEASE

          THIS RELEASE (the “Release”) is entered into between Terry A. Sutter (“Executive”) and COVALENCE SPECIALTY MATERIALS CORP., a Delaware corporation (“CSM”), for the benefit of CSM and each of the CSM Entities (as defined in the Separation Agreement and General Release, dated June 11, 2006, between CSM and the Executive (the “Separation Agreement”)). The entering into and non-revocation of this Release is a condition to Executive’s right to receive the payments under the Separation Agreement. Capitalized terms used and not defined herein shall have the meaning provided in the Separation Agreement.

          Accordingly, Executive and CSM agree as follows.

                    1.     In consideration for the payments and other benefits provided to Executive by the Separation Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive represents and agrees, as follows:

                    (a)     Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue CSM or any CSM Entity or any of its or their subsidiaries, divisions, affiliates and related entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all rights and liabilities up to and including the date of this Release arising under or relating to the Employment Agreement and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C, § 621 et seq. (“ADEA”), or any other federal, state or municipal ordinance relating to discrimination in employment; provided, however, that nothing in this paragraph shall be construed to limit the ability of either party to sue for any act or omission which occurs subsequent to termination of the employment relationship as it relates to the ADEA. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.

                    (b)     To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.

                    (c)     This Release specifically excludes any claim for vested benefits to which the Executive may be entitled under Tyco International (US) Inc.’s Retirement Savings and Investment Plan, Supplemental Savings and Retirement Plan, Deferred Compensation Plan, Supplemental Executive Retirement Plan and Employee Stock Purchase Plan, any welfare plan of CSM or any CSM Entity in which the Executive participates (the “CSM Plans”) or by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to, continued coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or any state insurance conversion requirements. The Executive’s entitlement to benefits under the CSM Plans shall be determined in accordance with the provisions of those Plans. This Release also specifically excludes the Executive’s indemnification as an officer and employee of CSM or any CSM entity.

                    (d)     This Release specifically excludes any claim or obligation under the Separation Agreement and General Release.

                    (e)     Executive represents that he is not aware of any facts or circumstances that would give rise, based on his actions, to any claims or lawsuits against CSM or any CSM Entity.

                    (f)     The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce the Age Discrimination in Empoyment Act of 1967, as amended and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with the Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC. The parties further agree that the Executive knowingly and voluntarily waives all rights or claims (that arose prior to the Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys' fees, experts' fees) as a consequence of any investigation or proceeding conducted by the EEOC.

                    2.     The Executive acknowledges that CSM has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. The Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded twenty-one (21) days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, the Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. The Executive further agrees that he has carefully read this Release and fully understands its terms. The Executive understands that he may revoke this Release within seven (7) days after signing this Release. Revocation of this Release must be made in writing and must be received by Anthony Civale at Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, NY 10019 within the time period set forth above.

                    3.     This Release will be governed by and construed in accordance with the laws of the state of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Delaware to be applied. In furtherance of the foregoing, the internal law of the state of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under Section 2 of the Separation Agreement.

agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Release or revokes his signature, this Release will be without force or effect, and Executive shall not be entitled to the payment under Section 2 of the Separation Agreement.

          I, TERRY A. SUTTER, HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON JUNE 11, 2006.

/s/ Terry A. Sutter

Exhibit C

Schedule of Payments for Terry A. Sutter

1.           A lump sum cash payment equal to the sum of the Executive’s accrued but unpaid Annual Base Salary as of July 15, 2006.

2.          On each of the 24 consecutive twice-monthly payroll dates immediately following the Date of Termination, provided that the Executive does not violate the terms of the Employment Agreement, $100,000.

3.          On or before March 15, 2007, a pro-rata Bonus amount based on service through July 15, 2006 determined in accordance with the terms of CSM’s annual bonus plan and subject to the achievement of applicable performance targets. Such performance targets and the evaluation of the achievement thereof with respect to the Executive shall be consistent with the targets and evaluation thereof with respect to other senior executives of CSM.

4.          Continued health and welfare benefits (excluding long-term disability coverage) during the period in which the Executive receives payments under paragraph 2 of this Exhibit C, subject to the terms of Sections 2(c)(iii) and 4(a)(iv) of the Employment Agreement.

5.          A lump sum cash payment of $445,000 on or before August 15, 2006.

Share Repurchase

1.          A lump sum cash payment of $568,797.56 on August 17, 2006 in consideration for 20,880 shares of Holdings common stock and 359.998 shares of Holdings preferred stock purchased by the Executive on February 16, 2006.

2.          A lump sum cash payment of $1,097,869.11 on August 29, 2006 in consideration for 40,302 shares of Holdings common stock and 694.854 shares of Holdings preferred stock purchased by the Executive on February 28, 2006.

Exhibit D

Press Release